Exhibit 10.4

[ON REPUBLIC BANK LETTERHEAD]

March 13, 2013

Mr. Frank Cavallaro

Dear Frank,

This letter (the “Letter”) constitutes a severance agreement between Republic First Bancorp, Inc. (the “Company”) and you (the “Employee”).

If the Employee’s employment with the Company and/or Republic First Bank, a wholly-owned subsidiary of the Company (the “Bank”), ceases due to a termination by the Company and/or the Bank upon a Change in Control, the Employee shall be entitled to a severance payment (the “Severance Payment”) equal to the sum of the Employee’s annual base salary for the preceding 12 months (“Prior Base Salary”).  The Severance Payment is payable within fifteen (15) days of such termination, provided, however, that if upon such termination, the Employee is offered a position at a successor to the Company or to the Company’s business with compensation (annual base salary, plus other annual compensation) that is substantially similar to or greater than the Employee’s compensation at the Company and/or the Bank immediately prior to such termination, no Severance Payment is payable by the Company or the Bank to the Employee.

“Change in Control” means the occurrence of any of the following in one transaction or a series of related transactions: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming a “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then outstanding securities; (b) a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event; or (c) the sale or other disposition of all or substantially all the assets of the Company, other than in connection with a bankruptcy proceeding. The foregoing notwithstanding, a transaction (or a series of related transactions) will not constitute a Change in Control if such transaction results in the Company, any successor to the Company, or any successor to the Company’s business, being controlled, directly or indirectly, by the same person(s) who controlled the Company, directly or indirectly, immediately before such transaction(s).

If the Severance Payment due to the Employee would (if paid or provided) constitute an Excess Parachute Payment (as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)), then notwithstanding any other provision of this Letter or any other commitment to the Employee, the Severance Payment will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible by reason of Section 280G of the Code. The determination of whether the Severance Payment would (if paid or provided) constitute an Excess Parachute Payment will be made by the Bank, in good faith and in its sole discretion. If multiple payments or benefits are subject to reduction under this paragraph, payments or benefits will be reduced in the order that maximizes the Employee's net after-tax economic position, as determined by the Bank. If, notwithstanding the initial application of this paragraph, the Internal Revenue Service determines that the Severance Payment provided to the Employee constituted an Excess Parachute Payment, this paragraph will be reapplied based on the Internal Revenue Service’s determination and the Employee will be required to promptly repay to the Bank any amount in excess of the payment limit of this paragraph.

If a cessation of employment giving rise to payments described in this Letter is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to those sections will instead be deferred without interest and will not be paid until the Employee experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Employee upon or following his Separation from Service, then notwithstanding any other provision of this Letter (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Employee’s Separation from Service (taking into account the preceding sentence) will be deferred without interest and paid to the Employee in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-l(b)(9)(iii)(or any successor provision) to any amount payable to Employee. For purposes of the application of Treas. Reg. § 1.409A-I (b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

This Letter shall not confer upon the Employee any right to continue in the employment of the Bank.  Nothing in this Letter shall affect any right which the Bank may have to terminate the employment of the Employee.

Sincerely,

/s/ Harry D. Madonna
Harry D. Madonna
Chief Executive Officer

Accepted and agreed, as of
the date first written above, by:

/s/ Frank Cavallaro
Frank Cavallaro